EXHIBIT 10.1

       PATENT AND TRADEMARK LICENSE AGREEMENT BETWEEN AMOEBA CORPORATION
             AND INTERACTIVE PROCESSING, INC. DATED APRIL 17, 1996


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                          PATENT AND TRADEMARK LICENSE



         THIS LICENSE is made this __17__ day of __April___, 1996, by and between AMOEBA CORPORATION, an Irish corporation ("Licensor") and INTERACTIVE PROCESSING, INC., a Nevada corporation ("Licensee").

                                    RECITALS

         A. Licensor is the owner of, and has the right to grant a license with respect to an invention entitled TV Terminator, described generally as an interactive universal remote control, including United States Patent Number 5,253,068 and Canadian patent number 2,107,736, and under any divisions, continuations, and continuations-in-part thereof, and under any patents that may issue thereon or any reissues or extensions thereof ("Amoeba Patent").

         B. Licensor is or will be utilizing the marks TV Terminator, TVT and The Fazer, and other marks that may be developed, in connection with the Amoeba Patent ("Trademarks").

         C. Licensee is desirous of securing and Licensor is willing to grant, a non-exclusive license for the development, manufacture, marketing, distribution, and sale of products based in whole or in part on the Amoeba Patent and all improvements and developments pertaining thereto ("Licensed Products") to Licensor, or its affiliates, subject to the terms and conditions contained herein.

         D. Licensee is desirous of securing and Licensor is willing to grant, a license for use of the Trademarks in connection with the Licensed Products only, subject to the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

         1.       GRANT OF LICENSE.

                  A. GRANT. Licensor hereby grants to Licensee an exclusive license within the territory identified in subparagraph 1.c to develop, make, have made, use, modify, market, manufacture, distribute, and sell Licensed Products; and to use the Trademarks and any trade names, trademarks, service marks and the like utilized by Licensor in the manufacture, sale and distribution of Licensed Products ("Intellectual Property"). This grant shall include all rights of Licensor, whether presently existing or hereafter arising, and whether scheduled in this Agreement or not. Licensee may use the Trademarks in product labels, tags, containers, displays, publicity, advertising, telephone listings, electronic data interchange (including on-line services), business

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names,  signs or in any  other  manner  whatsoever  without  the  prior  written approval of Licensor.

                  B. NEW INVENTION PRODUCTS. The parties acknowledge that new or modified versions of the Licensed Products ("New Invention Products") other than as defined herein are anticipated. Any New Invention Products shall be the exclusive property of Licensor, whether or not developed by Licensor and whether or not Licensor's trade secrets are used to develop the New Invention Products; provided that such New Invention Products shall be deemed to be within the license granted hereunder.

                  C. REGION. The territory within which this exclusive license is valid is: United States, Canada and Mexico.

         2. PAYMENT AND ROYALTY. In consideration for the grant of the license hereunder Licensee shall:

                  a. Issue to Licensor Two Million Nine Hundred Thousand (2,900,000) shares of the common stock of Licensee (the "Shares"), free and clear of all liens and encumbrances, representing Thirty One and 10/100ths percent (31.10%) of the issued and outstanding and reserved common stock of Licensee; and

                  b. Pay Licensor royalties on gross sales of the Licensed Products and any New Invention Products during the term of this license. Such royalties shall be paid quarterly within thirty (30) days after the first days of January, April, July, and October of each year during the continuance of this Agreement for the prior three (3) calendar months (except that the first such report shall cover only the portion of the quarter between the date of this Agreement and the end of the quarter), and shall be equal to One and 50/100 Dollars ($1.50) per unit of Licensed Products sold; and

                  c. In the event of a sublicense granted in accordance with the terms of this Agreement Licensor shall be paid a royalty of One and 50/100 Dollars ($1.50) per unit of Licensed Products sold by or through such sublicensee (or other arrangement), unless agreed otherwise by Licensor in writing in connection with the sublicense.

         3. TITLE; WARRANTY. This Agreement shall not act to transfer title or ownership of the Amoeba Patent, Trademarks or Intellectual Property. Licensor warrants it has good title to the Amoeba Patent, Trademarks and Intellectual Property, no knowledge of conflicting claims to the Amoeba Patent, Trademarks and Intellectual Property and that the Amoeba Patent, Trademarks and Intellectual Property do not infringe the rights of any other person.

         4. RECORDS. Licensee shall keep full and accurate records and books of account showing the manufacture, inventory and sale quantities and the selling prices of the Licensed Products. Any


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accountant  authorized  in writing  by  Licensor  shall be given  access to such records and books at all reasonable times. Any inspection or audit of the records by Licensor or its agent shall be at the expense of Licensor unless such shall disclose a discrepancy of two percent (2%) or more. Quarterly, within thirty (30) days after the first days of January, April, July, and October of each year during the continuance of this Agreement, Licensee shall render written reports to Licensor stating in each such report the quantities and net selling prices of all Licensed Products sold and manufactured by Licensee during the preceding three (3) calendar months, except that the first such report shall cover only the portion of the quarter between the date of this Agreement and the end of the quarter. Each such report shall be accompanied by remittance in full covering the royalties shown thereby to be due Licensor. Licensed Products shall be considered sold when billed out; if Licensed Products are not billed out, they shall be considered sold when delivered, shipped or when paid for, in part or full, whichever occurs first. Royalties paid on Licensed Products that are returned by customers may be credited against future royalty payments, provided royalties are paid on any such returned Licensed Products that are later sold. No royalties need be paid on Licensed Products furnished to customers without charge to replace returned Licensed Products on which royalties had previously been paid, provided no credit is taken against royalty payments for such returned Licensed Products. Licensed Products shall not be given free to any third party without Licensor's written permission or used internally by Licensee, without commission being paid.

         5. REPRESENTATIONS AND WARRANTIES OF LICENSEE. Licensee represents and warrants to Licensor as of the date hereof, and as of the date of consummation of each and every element of this Agreement, as follows:

                  a. ORGANIZATION AND STANDING: POWER AND AUTHORITY. Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the full corporate power and corporate authority to carry on its business, as it is now being conducted, and to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. Licensee is qualified as a foreign corporation in all jurisdictions in which the failure so to qualify would have a material adverse effect on Licensee. Licensee has no subsidiaries or equity or other interest in any entity.

                  b. CAPITALIZATION. The authorized capital of Licensee consists of 25,000,000 shares of Common Stock, par value $.001 per share, of which 3,124,000 shares have been validly issued and are outstanding, fully paid and nonassessable on the date hereof. Licensee has reserved 2,900,000 shares of capital stock for issuance in connection with the acquisition of product licenses. There are no other reserved shares and no outstanding options, restricted stock awards, warrants, calls, commitments or rights of any character to purchase or otherwise to acquire from Licensee

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shares of capital stock of any class, no outstanding securities of Licensee that are convertible into shares of capital stock of Licensee of any class, and no options, warrants or rights to purchase from the Company any of such convertible securities.

                  c. CORPORATE APPROVAL. Licensee has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Licensee, the performance by Licensee of its obligations hereunder and thereunder, and the consummation by Licensee of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of Licensee, which authorization has not been modified and is in full force and effect, and no other corporate proceeding on the part of Licensee is necessary for the execution and delivery of this Agreement by Licensee and the performance by Licensee of its obligations hereunder and the consummation by Licensee of the transactions contemplated hereby, does not violate any provision of the Articles of Incorporation or the By-Laws of Licensee.

                  d. GOVERNMENTAL FILINGS AND AUTHORIZATIONS. No filing, authorization or approval, governmental or otherwise, is necessary to enable Licensee to enter into, and to perform each of its obligations under, this Agreement except for such filings as may be required to comply with federal and state securities laws which filings, if any, have been made prior to the date hereof.

                  e. LICENSEE COMMON STOCK - VALID ISSUANCE. The shares of the Licensee's common stock to be issued to Licensor hereunder will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with the Act and any appropriate state securities laws.

                  f. BINDING OBLIGATION. This Agreement has been duly and validly executed and delivered by Licensee. This Agreement and each document and instrument to be executed by Licensee pursuant hereto constitutes a legal, valid and binding obligation of Licensee, enforceable in accordance with its terms, except to the extent that its enforceability may be subject to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers.

                  g. CONSENTS. Licensee is not subject to any law, ordinance, regulation, rule, order, judgment, injunction, decree, charter or bylaw, contract, commitment, lease, agreement, instrument or other restriction that would prevent the consummation of this Agreement or any of the transactions contemplated hereby and thereby without the consent of any third party, that would


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require the consent of any third party to the  consummation of this Agreement or of the transactions contemplated hereby or thereby or, to the knowledge of Licensee, that would result in any penalty, forfeiture or termination which would be materially adverse to Licensee as a result of such consummation.

                  h. OBLIGATIONS: ABSENCE OF VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby constitutes a violation or default under, or conflicts with, any term or provision of the Articles of Incorporation or Bylaws of Licensee, or any material agreement, including, without limitation, any material contract, license, commitment, lease, instrument, arrangement or understanding to which Licensee is a party or to which Licensee or any of its property is subject, or by which Licensee or any of its property is bound, where such encumbrance would be materially adverse to the Licensor.

                  i. DISCLOSURE. No representation or warranty by Licensee, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                  j. 504 OFFERING. Licensee sold 3,124,000 shares of its common stock at $.05 per share in an offering pursuant to an exemption from registration provided by Rule 504 of Regulation D promulgated under the Securities Act of 1933, as amended, and applicable state law.

         6. REPRESENTATIONS AND WARRANTIES OF LICENSOR. Licensor represents and warrants to Licensee as of the date hereof, and as of the date of consummation of each and every element of this Agreement, as follows:

                  a. ORGANIZATION AND STANDING: POWER AND AUTHORITY. Licensor is a corporation duly organized, validly existing and in good standing under the laws of Ireland and has the full corporate power and corporate authority to carry on its business, as it is now being conducted, and to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.

                  b. CORPORATE APPROVAL. Licensor has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Licensor, the performance by Licensor of its obligations hereunder and thereunder, and the consummation by Licensor of the transactions contemplated hereby and thereby, have been duly authorized by the Licensor, which authorization has not been modified and is in full force and effect, and no other corporate proceeding on the part of Licensor is necessary for the execution and delivery of this Agreement by

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Licensor and the  performance by Licensor of its  obligations  hereunder and the consummation by Licensor of the transactions contemplated hereby, does not violate any provision of the constituting articles of Licensor.

                  c. BINDING OBLIGATION. This Agreement has been duly and validly executed and delivered by Licensor. This Agreement and each document and instrument to be executed by Licensor pursuant hereto constitutes a legal, valid and binding obligation of Licensor, enforceable in accordance with its terms, except to the extent that its enforceability may be subject to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers.

         7. NO SUBLICENSES. Licensee shall not have the right to grant sublicenses hereunder or to transfer any rights to manufacture, modify, develop, make, have made, market or sell the Amoeba Patent or Licensed Products, or use the Trademarks or Intellectual Property, without the prior written consent of Licensor. In the event of any approved sublicense or other transfer to third parties, Licensee shall take reasonable steps to preclude the further sublicense or transfer of the Amoeba Patent or Licensed Products.

         8. BEST EFFORTS. Licensee agrees to utilize its best efforts to promote and exploit the Licensed Products, subject to the restrictions of this Agreement.

         9. PROSECUTION OF APPLICATIONS. Licensor shall have full and complete control over the prosecution of any patent or trademark applications, or any reissue of such licensed patents and of any disclaimer proceedings in connection therewith. Licensor shall keep Licensee fully and promptly informed of such prosecution, and shall give Licensee reasonable opportunity to make suggestions with regard to such prosecution. Licensor shall be under no obligation to accept any such suggestion, or to continue such prosecution beyond the point that it considers desirable. Each party shall bear the cost of its own activities in connection with the foregoing.

         10.      MARKING.

                  a. PRODUCTS. Licensee shall mark all Licensed Products sold by it under this Agreement with the number of any patent that is applicable thereto and under which it is hereby licensed.


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                  b.  TRADEMARKS.  Licensee  agrees to mark all Trademarks  with either a (R) (for registered trademark) or "TM" (for unregistered trademarks) and to designate Licensor as owner.

         11. INFRINGEMENT. In the event that any infringement of the Licensed Products comes to the attention of Licensee, Licensee shall promptly notify Licensor of the infringement. Licensor shall control the prosecution of any such action.

         If the use of the Amoeba Patent, Trademark, or Intellectual Property, or any information or material furnished hereunder is enjoined, Licensor shall have the right and option to:

                  a. procure for Licensee the right to continue such further use;

                  b. modify such so they no longer infringe any such rights;

                  c. obtain for Licensee similar products or marks which do not infringe any marks; or

                  d. terminate the agreement and pay Licensee liquidated damages of the lesser of actual damages or the amount of royalties actually received by Licensor for the previous six-month period immediately preceding such injunction for that specific property.

This paragraph 12 states the entire obligation and liability of Licensor with respect to infringement or violation of any proprietary interest of another or claims thereof.

         12. INVALIDITY OF PATENT. If any claim of any patent under which this license is granted shall be declared invalid by a final decision of a court of competent jurisdiction, whether an appellate court or a lower court whose decision becomes final by failure to appeal therefrom, or if, as a result of a final decision, any such claim shall be hereafter awarded to another, Licensee shall not be relieved of any obligations hereunder. In the event that any claim of any patent application under which this license is granted shall be finally rejected, such claim shall thenceforth be treated as if it did not exist, unless and until such final rejection shall be withdrawn or reversed and such claim allowed, and this license shall be deemed to be of trade secrets and know how of Licensor.

         13. NON-USE. In the event that Licensee makes no substantial use of the Amoeba Patent or Licensed Products or of any claims of an issued patent under which it is hereby licensed for any six (6) month period after the date hereof, Licensor shall have the right to cancel this license, in part or in full, on thirty (30) days' written notice to Licensee.

         14. ATTORNEYS' FEES. In the event either party shall enforce this Agreement by legal means, the prevailing party shall be

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entitled to  reasonable  attorneys'  fees,  experts'  fees and costs  whether in pretrial, trial, arbitration or appeal or in any bankruptcy proceeding. Venue shall be in King County, Washington. This Agreement shall be construed in accordance with the laws of the State of Washington.

         15. NOTICE. Any written notice necessary or appropriate under this Agreement shall be deemed to be properly given if delivered or sent by United States Registered Mail or the Canadian equivalent to the party to be notified at the address set forth below or at such other address as either party may hereafter designate in writing. The date of service of any notice so sent by registered mail shall be deemed to be three (3) days after the mailing thereof.

         16. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the successors of the parties, and Licensee shall not have any right to assign this Agreement without the consent in writing of Licensor. Licensor shall be free to assign its interest herein upon written notice to Licensee.

         17. QUALITY CONTROL. Licensee acknowledges that the quality of the Licensed Products and any advertising or promotional materials used in connection with the Trademarks and Intellectual Property is of utmost importance to Licensor and that any use of unauthorized products or materials will damage Licensor's goodwill and name. Therefore, Licensee agrees to maintain the quality of the Licensed Products and Trademarks and all advertising and promotional materials used at a high level. The Licensed Products and Trademarks and advertising and promotional materials shall be subject to prior written approval of Licensor. Licensor may withhold approval for any use or proposed use which may disparage or bring into disrepute Licensor's name in Licensor's sole discretion. For each and every type of Licensed Product or New Invention Product and for each material change to a Trademark, Licensee shall provide Licensor a randomly selected example for inspection before such is marketed and on a quarterly basis thereafter.

         18. WARRANTY. The parties recognize that Licensor is the owner and developer of the Amoeba Patent, Licensed Products, Trademarks and Intellectual Property and that nothing herein shall give Licensee any continuing interest in and to such Amoeba Patent, Licensed Products, New Invention Products, or Trademarks or any derivatives therefrom. Further, Licensee understands that Licensor has developed the Amoeba Patent on its own but that Licensor is not in the business of manufacturing or selling products. Licensee therefore agrees to hold harmless, defend and indemnify Licensor from any and all damages and claims arising out of Licensor's, Licensee's or any third party's use of the Amoeba Patent or Licensed Products. In addition, Licensee shall be responsible to


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meet any requirements of any law or regulating  agency in connection  therewith, including warning requirements.

         19. CONFIDENTIAL INFORMATION. Licensee shall keep confidential and otherwise protect from disclosure all information and property obtained from Licensor in connection with this Agreement and identified as confidential or proprietary. Licensee agrees, unless otherwise expressly authorized herein or by Licensor, Licensee shall use such information and property, and the features thereof, only in the performance and for the purpose of this Agreement. Upon Licensor's request, and in any event upon the completion, termination or cancellation of this Agreement, the Licensee shall return all such information and property to the Licensor or make such other disposition thereof as is directed by Licensor. In all lower tier subcontracts and purchase contracts issued by Licensee and involving subcontractor receipt of such information or property, Licensee shall provide to Licensor the same rights and protection as contained in this clause. This provision shall survive termination of this Agreement. Information shall not be confidential or proprietary for the purposes of this provision, if

                  a. Known to the receiving party without restriction when received, or thereafter is developed independently by the receiving party without reference to proprietary information of the originating party; or

                  b. Obtained from a source other than the originating party through no breach of confidence by the receiving party; or

                  c. In the public domain when received, or thereafter enters the public domain through no fault of the receiving party; or

                  d. Disclosed by the originating party to a third party without restriction; or

                  e. Required by applicable law or regulation, provided the receiving party notifies the originating party of the requirement promptly, and cooperates with the originating party (at the request and expense of the originating party) in contesting the requirement.

         20. DEFAULT. Any payment due from Licensee to Licensor shall bear interest at the rate of the lesser of 1-1/2% per month or the highest rate permitted by law. In addition, if Licensee shall be in arrears in the payment of any such amount, Licensor shall have the right to cancel this Agreement upon giving Licensee thirty (30) days' written notice with an opportunity to cure. If Licensee violates or fails to keep or perform any other obligation, term or condition hereof, or if Licensee shall be adjudged a bankrupt or become insolvent or makes an assignment for the benefit of creditors, or is placed in the hands of a receiver or trustee in

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bankruptcy,  then  Licensor  may,  at its  option,  cancel  and  terminate  this
Agreement by giving thirty (30) days' written notice, specifying the default complained of; provided, however, that if Licensee shall, within such thirty
(30) days, cure the default complained of, then the notice shall cease to be operative and this License Agreement shall continue in full force and effect as though such default had not occurred. These remedies are in addition to any and all remedies available at law or in equity to Licensor.

         21. RIGHTS UPON TERMINATION. Upon termination of this Agreement, by expiration or otherwise, all use of Licensor's Licensed Products, New Invention Products, Trademarks and Intellectual Property shall immediately cease except that termination shall not release Licensee from any monetary obligations, continuing warranties or restrictive covenants herein. Licensee shall have no future rights to the Licensed Products, New Invention Products, Trademarks, Intellectual Property or confidential information and Licensee agrees to return all Intellectual Properties to Licensor. Upon termination, no future manufacturing shall occur for or on behalf of Licensee. Existing stock shall be offered at wholesale first to Licensor and if Licensor decides not to purchase such in ten days, then such may be sold for an additional 60 days at not less than standard wholesale prices. No extensions will be granted.

         The rights of termination herein are absolute, and Licensee acknowledges it has considered such in making expenditures of money and time in preparing for the performance of this Agreement and further the possible losses of or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases, property improvements, or commitments in connection with the goodwill or business of Licensee resulting for the termination hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


"LICENSOR"                                        AMOEBA CORPORATION



                                                  By/s/Isaac Collie
                                                    Its Director


                                                  21 East Drive Garston
                                                  Watford, Herts
                                                  ENGLAND WD2 6AH


"LICENSEE"                                        INTERACTIVE PROCESSING, INC.


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                                                  By/s/Keith Balderson
                                                    Its President/Director

                                                  1738 - 609 Granville St.
                                                  Vancouver, B.C.
                                                  CANADA V7Y 1G5


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